EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (333-256417, 333-237151 and 333-237150) of Partners Bancorp of our report dated March 29, 2022, relating to the consolidated financial statements of Partners Bancorp, appearing in the Annual Report on Form 10-K of Partners Bancorp for the year ended December 31, 2021.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

March 29, 2022